Exhibit 23.2

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the use of the name of Ryder Scott Company, L.P., to references to Ryder Scott Company, L.P., as independent consulting petroleum engineers, to the inclusion or incorporation by reference of information taken from our report “Northern Oil and Gas, Inc. – Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests – SEC Parameters – As of December 31, 2008,” and to references to such report in the Northern Oil and Gas, Inc. Annual Report on Form 10-K for the year ended December 31, 2008, and in the registration statements on Form S-8 (File No. 333-148333) and Form S-3 (File Nos. 333-156458 and 333-158320). We further consent to our being named as an expert in each such registration statement and in each prospectus to which any such registration statement relates.

RYDER SCOTT COMPANY, L.P.

/s/ Ryder Scott Company, L.P.

Denver, Colorado

June 23, 2009